SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2012

FULL HOUSE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada		89147
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-221-7800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2012, Full House Resorts, Inc. (the “Company”), as borrower, entered into a First Lien Credit Agreement (the “Credit Agreement”) with the financial institutions from time to time listed therein (the “Lenders”) and Capital One, National Association as administrative agent for the Lenders, as L/C Issuer and as Swing Line Lender (each as defined in the Credit Agreement). The Credit Agreement provides for a term loan to the Company in an amount up to $50 million and a revolving loan to the Company in an amount up to $5 million. Funds borrowed under the Credit Agreement will be used to fund the Company’s previously announced acquisition of all of the outstanding membership interest of Silver Slipper Casino Venture LLC, which operates a casino located in Hancock County, Mississippi commonly known as the Silver Slipper Casino. The acquisition and initial funding of the Credit Agreement is expected to occur during the third quarter of 2012.

On or prior to the initial funding date, the Credit Agreement will be secured by substantially all of the Company’s assets. The Company’s subsidiaries will guarantee the obligations of the Company under the Credit Agreement.

Once funding occurs, the Company will pay interest under the Credit Agreement at either the Base Rate or LIBOR as set forth in the Credit Agreement. The Base Rate means, on any day, the greatest of (a) the prime rate (as published in the Wall Street Journal) in effect on such day, (b) the Federal Funds Rate in effect on the business day prior to such day plus 0.50% and (c) the One Month LIBOR for such day (determined on a daily basis as set forth in the Credit Agreement) plus 1.00%. LIBOR means a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the greater of (1) 1.00% and (2) the rate per annum referred to as the BBA (British Bankers Association) LIBOR divided by (b) one minus the reserve requirement set forth in the Credit Agreement for such loan in effect from time to time.

The Credit Agreement contains customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to: incur indebtedness; grant liens; pay dividends and make other restricted payments; make investments; make fundamental changes; dispose of assets; and change the nature of their business. The negative covenants are subject to certain exceptions as specified in the Credit Agreement.

The Credit Agreement also includes customary events of default, including, among other things: non-payment; breach of covenant; breach of representation or warranty; cross-default under certain other indebtedness or guarantees; commencement of insolvency proceedings; inability to pay debts; entry of certain material judgments against the Company or its subsidiaries; occurrence of certain ERISA events; and certain changes of control.

The closing of the Silver Slipper acquisition and the initial funding of the Credit Agreement are subject to the satisfaction of certain conditions precedent, including, among other things the receipt of all applicable gaming approvals, and the further entry of second lien credit documents for approximately $20 million. There can be no assurance that the conditions to closing will be satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: July 6, 2012	/s/ Barth F. Aaron
Barth F. Aaron
Secretary/General Counsel

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